                                                                     EXHIBIT 4.2

                      FIRST AMENDMENT TO RIGHTS AGREEMENT

       First Amendment, dated as of July 2, 2003 (this "Amendment"), to Rights Agreement, dated as of March 23, 2001 (the "Rights Agreement"), between Stratos Lightwave, Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC, as Rights Agent (the "Rights Agent").

                              W I T N E S S E T H:

       WHEREAS, the Company, Sleeping Bear Merger Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Sub"), and Sterling Holding Company, a Delaware corporation ("Sterling"), have proposed to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, among other things, each issued and outstanding share of common stock of Sterling, and each issued and outstanding share of preferred stock of Sterling, in each case not owned directly or indirectly by the Company or Sterling, will be converted into the right to receive (i) shares of Common Stock, $0.01 par value of the Company together with the associated Rights of the Company and (ii) shares of a new series of Preferred Stock, $0.01 per share, of the Company to be designated as the Series B Preferred Stock;

       WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement, pursuant to and in compliance with Section 27 thereof, to provide that neither Citicorp Venture Capital Ltd. nor any of its respective Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) shall become an Acquiring Person as a result of the Merger and no Distribution Date (as such terms are defined in the Rights Agreement) shall occur as a result of the execution and delivery of the Merger Agreement, the public announcement thereof, or the consummation of any of the transactions contemplated by the Merger Agreement in accordance with its terms; and

       WHEREAS, the Company and the Rights Agent have each executed and delivered this Amendment immediately prior to the execution and delivery of the Merger Agreement.

       NOW, THEREFORE, in consideration of the Rights Agreement and the premises and mutual agreements herein set forth, the parties hereby agree as follows:

       1. There is hereby added to the Rights Agreement the following definitions:

       "Sterling" shall mean Sterling Holding Company, a Delaware corporation.

       "Sub" shall mean Sleeping Bear Merger Corp., a Delaware corporation and a wholly-owned subsidiary of the Company.

       "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of July 2, 2003, as the same may be amended from time to time, among the Company, Sub and Sterling Holding Company.

       2. Section 1 of the Rights Agreement is hereby amended by amending and restating the definition of "Acquiring Person" in its entirety as follows:

       "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding but shall not include (i) the Company, (ii) any Subsidiary of the Company,
       (iii) any employee benefit plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan, or (v) Citicorp Venture Capital Ltd. ("CVC") or any Affiliate or Associate of CVC; provided, however, that if CVC or any Affiliate or Associate of CVC becomes the Beneficial Owner of an aggregate of 15% or more of the Common Shares of the Company then outstanding other than Common Shares of the Company acquired pursuant to the terms of the Merger Agreement, then CVC or such Affiliate or Associate will become an "Acquiring Person". Notwithstanding the foregoing, (1) no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall so become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of an acquisition of Common Shares by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of an additional 1% of the outstanding Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person"; and (2) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to have become an "Acquiring Person" for any purposes of this Agreement. Notwithstanding the foregoing provisions of this paragraph, no Person shall become an "Acquiring Person" as a result of the execution and delivery of the Merger Agreement, the public announcement thereof, the consummation of any of the transactions contemplated by the Merger Agreement in accordance with its terms nor the execution, delivery or performance of any document contemplated by the Merger Agreement, including without limitation the Voting Agreements (as defined in the Merger Agreement).

       3. Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence immediately following the first sentence thereof:

       Notwithstanding the foregoing, a Distribution Date shall not occur as a result of the execution and delivery of the Merger Agreement, the public announcement thereof, the consummation of any of the transactions contemplated by the Merger Agreement in accordance with its terms nor the execution, delivery or performance of any document contemplated by the Merger Agreement, including without limitation the Voting Agreements.

       4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights or obligations of the Rights Agent or the duties of the Rights Agent as they relate to the administration of this Amendment, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

       5. This Amendment may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

       6. Any capitalized term used herein without definition shall have the meaning specified in the Rights Agreement.

       7. Except as otherwise expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any other manner affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are hereby ratified and confirmed in all respects and shall continue in full force and effect.

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:                                                     STRATOS LIGHTWAVE, INC.

By: /s/ Manish C. Shah                                      By: /s/ James W. McGinley
                                                            -----------------------------------------------------
-----------------------------------------------------           Name:  James W. McGinley
    Name:  Manish C. Shah                                       Title:   President and Chief Executive Officer
    Title:   Vice President Corporate Development

Attest:                                                     MELLON INVESTOR SERVICES LLC,
                                                            AS RIGHTS AGENT


By: /s/ Susan Hogan                                         By: /s/ Georg Drake
  ---------------------------------------------------       -----------------------------------------------------
  Name:  Susan Hogan                                            Name:  Georg Drake
  Title:   Vice President                                       Title:   Assistant Vice President